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                                                                  EXHIBIT (A)(9)

FOR MORE INFORMATION, CONTACT:

INVESTORS
Victoria P. Weyand, Vice President of Communications
770-593-5127
vweyand@harland.net

MEDIA
John Pensec, Director of Corporate Communications
770-593-5443
jpensec@harland.net

                         HARLAND LAUNCHES TENDER OFFER
                          FOR CONCENTREX INCORPORATED

     ATLANTA (JULY 21, 2000 -- John H. Harland Company (NYSE:JH) today announced that its wholly owned subsidiary has commenced a previously announced tender offer for all the outstanding shares of common stock of Concentrex Incorporated at $7.00 per share, net to the seller, in cash. The tender offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 17, 2000. The tender offer will expire at 12:00 midnight, New York City time, on Friday, August 18, 2000, unless extended. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of shares which equals at least a majority of the outstanding shares of Concentrex on a fully diluted basis. ChaseMellon Shareholder Services, L.L.C. is the Depositary for the tender offer and Georgeson Shareholder Communications Inc. is the Information Agent.
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     This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Concentrex Incorporated. Harland is filing a tender offer statement today with the Securities and Exchange Commission (SEC) and Concentrex is filing a solicitation/recommendation statement with respect to the offer. Concentrex shareholders are advised to read the tender offer statement regarding the acquisition of Concentrex referenced in this press release, and the related solicitation/recommendation statement. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Concentrex at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

ABOUT HARLAND

     Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, financial software and direct marketing to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

ABOUT CONCENTREX INCORPORATED

     Concentrex Incorporated, based in Portland, Oregon, is a leading provider of technology-powered solutions to deliver financial services, including a broad range of traditional software and services integrated with leading e-commerce solutions that already enable its customers to serve more than 1 million home banking customers. Concentrex serves over 5,500 financial institutions of all types and sizes in the United States. Concentrex has major offices in 11 additional cities across the country. Its World Wide Web site is www.concentrex.com.

     This press release contains statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or
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current expectations of John H. Harland Company, Concentrex Incorporated and
members of their respective management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Reference is made to the Risk Factors and Cautionary Statements of Harland's Form 10-K and Form 10-Q and to Concentrex's Securities and Exchange Commission reports filed under the Securities Exchange Act.